Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in this Registration Statement on Form S‑1 of Perspecta, Inc. of our report dated March 16, 2018 relating to the combined financial statements of Vencore Holding Corp. and KGS Holding Corp., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
November 14, 2018